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                                                                    Exhibit 20.1


                                                           FOR IMMEDIATE RELEASE

                    KATZ DIGITAL TECHNOLOGIES TO BE ACQUIRED
                          BY PHOTOBITION GROUP PLC FOR
                           APPROXIMATELY $50.0 MILLION
                                     IN CASH


         NEW YORK, NEW YORK, September 2, 1998 . . . KATZ DIGITAL TECHNOLOGIES, INC. (ASE:KTZ) announced today that it has entered into a merger agreement with PHOTOBITION GROUP PLC (London Stock Exchange), Mitcham, England, under which Katz Digital Technologies will become a wholly-owned subsidiary of Photobition. The holders of outstanding shares of Katz Digital Technologies common stock and vested options, warrants and other convertible securities are expected to receive a total of approximately $47.0 million based on a price of approximately $8.78 per share with the holders of unvested options to receive an additional approximately $3.0 million.

         The transaction, which is expected to close in mid-November 1998, is subject to standard closing conditions, including the approval of Katz Digital Technologies' stockholders. Photobition has deposited $2 million in escrow to be paid to Katz Digital Technologies if the transaction fails to close under certain conditions and Katz Digital Technologies has agreed to pay a break-up fee in the same amount if the Company withdraws from the Merger to accept a competing acquisition proposal or otherwise breaches the agreement. Gary Katz, the Company's chairman, chief executive officer and largest shareholder and family have agreed to vote their shares of stock in favor of the merger. The Company has granted Photobition an option to acquire up to 19.9% of the Company's stock in the event the Company accepts an alternative acquisition proposal. The agreements also provide for Mr. Katz to remain with the Company upon completion of the merger.

         Gary Katz, chairman and chief executive officer of Katz Digital Technologies said, "This is the right transaction at the right time for our shareholders, employees and customers. It will give us the opportunity to become an important part of a global graphics
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powerhouse." He said that the Company plans to set a date in the near future for a special meeting of shareholders to consider to vote upon the proposed transaction.

         Photobition Chairman and Chief Executive Officer Eddie Marchbanks said, "Katz Digital Technologies has built an enviable position in one of the world's most important markets for high quality digital prepress and graphics services, thus establishing an important position for Photobition's planned expansion throughout the United States."

         Founded in 1967, Photobition Group PLC, with sales of approximately $150 million, is Europe's leading supplier of graphic services and products to the exhibition, display and media industries.

         Katz Digital Technologies, Inc. is a leading provider of digital printing and digital prepress services.

                  The statements contained in this release which are not historical facts may be deemed to constitute forward-looking statements. Actual results may differ materially from those projected in such statements due to a number of risks and uncertainties, including, without limitation, demand and competition for the Company's services, and other risks or uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


COMPANY CONTACT:                                     AGENCY CONTACT:

Donald L. Flamm                                      Neil Berkman
Vice President - Finance & CFO                       Neil Berkman Associates
(212) 594-4800                                       (310) 277-5162